     As filed with the Securities and Exchange Commission on April 25, 2000
                                                      Registration No. 333-60785
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               ----------------

                         POST-EFFECTIVE AMENDMENT NO. 2
                                       TO
                                   FORM S-3D
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                               ----------------

                           PRENTISS PROPERTIES TRUST
             (Exact name of registrant as specified in its charter)

                Maryland                               75-2661588
    (State or other jurisdiction of     (I.R.S. Employer Identification Number)
     incorporation or organization)

  3890 W. Northwest Highway, Suite 400              J. Kevan Dilbeck
          Dallas, Texas 75220                  Prentiss Properties Trust
             (214) 654-0886               3890 W. Northwest Highway, Suite 400
   (Address, including zip code, and              Dallas, Texas 75220
      telephone number, including                    (214) 654-0886
  area code, of registrant's principal  (Name, address, including zip code, and
           executive offices)                          telephone
                                         number, including area code, of agent
                                                      for service)

                                    Copy to:
                            Michael E. Dillard, P.C.
                   Akin, Gump, Strauss, Hauer & Feld, L.L.P.
                        1700 Pacific Avenue, Suite 4100
                              Dallas, Texas 75201
                                 (214) 969-2800

   Approximate date of commencement of proposed sale to the public: As soon as practicable following the effective date of this Registration Statement.

   If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [X]

   If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [_]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]

   If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act, please check the following box: [_]

                        CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                           Proposed Maximum
                                          Proposed Maximum    Aggregate
 Title of Shares to be     Amount to be   Aggregate Price   Offering Price     Amount of
       Registered         Registered (1)   Per Share (1)         (1)        Registration Fee
--------------------------------------------------------------------------------------------
Common Shares of
 Beneficial Interest,
 par value $0.01 per
 share.................. 2,500,000 shares     $24.0313       $60,078,250        $17,724
--------------------------------------------------------------------------------------------
Preferred Shares
 Purchase Rights........       (2)              (2)              (2)              (2)

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
(1) Estimated pursuant to rule 457(c) solely for the purpose of calculating the amount of the registration fee based on the average of the high and low sales prices reported on the New York Stock Stock Exchange on August
     3, 1998 and previously paid to the Commission.
(2) The rights to purchase shares of Junior Participating Cumulative Preferred Shares of Beneficial Interest, Series B, par value $0.01 per share, are attached to and trade with the common shares. As no additional consideration will be received for the rights, no registration fee is required with respect to them under Rule 457(i).

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

Prospectus

                           Prentiss Properties Trust
                     3890 W. Northwest Highway, Suite 400
                              Dallas, Texas 75220
                                (214) 654-0886

                 Dividend Reinvestment and Share Purchase Plan
                2,500,000 Common Shares of Beneficial Interest

   This prospectus relates to 2,500,000 common shares of beneficial interest that we may issue in connection with our Dividend Reinvestment and Share Purchase Plan. We hereby offer participation in our Dividend Reinvestment and Share Purchase Plan to holders of our common shares of beneficial interest, holders of our preferred shares of beneficial interest, and other interested investors. You may purchase common shares under the plan as follows:

  . Our shareholders may purchase common shares by making optional cash investments of $100 to $5,000 in a given month.

  . If you are not one of our shareholders, you may purchase common shares by making an initial optional cash investment of $500 to $5,000.

  . You may purchase common shares by reinvesting all or a portion of the cash dividends, if any, received on your common shares or by reinvesting all cash dividends received on your preferred shares.

   The price of each common share you purchase with optional cash investments not exceeding $5,000 per month or with cash dividends will be the greater of
(i) the average of the daily prices of a common share for the twelve trading days in the applicable investment period and (ii) the daily price for a common share on the investment date.

   If you wish to make optional cash investments of greater than $5,000 per month, you must obtain our permission. The price for cash investments in excess of $5,000 for each common share will be the daily price of one common share on the applicable investment date. Each month, we may establish a discount at a percentage between 0% and 5% applicable to the purchase of common shares under the plan with optional cash investments of greater than $5,000 pursuant to a request for waiver.

   We will pay the costs of administration of our plan, except that you will bear the cost of brokerage commissions, service fees and applicable taxes for resale of common shares held under our plan. Purchasers of shares (including brokers or dealers) under our plan who resell such shares may be deemed to be underwriters.

   Our common shares are traded on the New York Stock Exchange under the symbol "PP."

   This prospectus describes the provisions of our plan and you should retain this prospectus for future reference.

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                 The date of this prospectus is April 25, 2000

                               Table of Contents

                                                                            Page
                                                                            ----
Forward-Looking Statements.................................................   3


The Company................................................................   4


Description of the Plan....................................................   4
  Purpose..................................................................   4
  Participation Options....................................................   5
  Benefits.................................................................   5
  Restrictions.............................................................   5
  Participation Eligibility................................................   6
  Enrollment...............................................................   7
  Purchases................................................................   9
  Certificates.............................................................  13
  Sale of Common Shares....................................................  14
  Reports..................................................................  14
  Discontinuing Reinvestment of Dividends..................................  14
  Taxes....................................................................  14
  Other Provisions.........................................................  15


Use of Proceeds............................................................  17


Plan of Distribution.......................................................  17


Legal Opinions.............................................................  17


Experts....................................................................  17


Where You Can Find More Information........................................  18


Indemnification............................................................  18

                          Forward-Looking Statements

   This prospectus, any prospectus supplement and the documents incorporated by reference herein may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. When used in this prospectus, words such as "anticipate," "believe," "estimate," "expect," "intend," "predict," "project," and similar expressions, as they relate to us or our management, identify forward-looking statements. Such forward-looking statements are based on the beliefs of our management as well as assumptions made by and information currently available to us. These forward-looking statements are subject to certain risks, uncertainties and assumptions, including risks, uncertainties and assumptions related to the following:

 . The geographic concentration of
  our properties;

                                            . Conflicts of interest;

 . Our real estate acquisition,              . Change in our investment,
  redevelopment, development and              financing and borrowing policies
  construction activities;                    without shareholder approval;


 . Factors that could cause poor             . Our dependence on key personnel;
  operating performance of our
  properties;

                                            . Our third-party property
                                              management, leasing, development
                                              and construction business and
                                              related services; and

 . Our incurrence of debt;

 . Limited ability of shareholders to
  effect a change of control;

                                            . Effect of shares available for
                                              future sale on price of common
                                              shares.

 . Our failure to qualify as a REIT;



   Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, expected or projected. Such forward-looking statements reflect our current views with respect to future events and are subject to these and other risks, uncertainties and assumptions, relating to our operations, results of operations, growth strategy and liquidity. All subsequent written and oral forward-looking statements attributable to us or individuals acting on our behalf are expressly qualified in their entirety by this paragraph. You should specifically consider the various factors identified above and the documents incorporated by reference herein, which could cause actual results to differ, including particularly those discussed in our filings under the Exchange Act.

                                  The Company

   We are a self-administered and self-managed Maryland REIT that acquires, owns, manages, leases, develops and builds office and industrial properties throughout the United States. We are self-administered in that we provide our own administrative services, such as accounting, tax and legal, internally through our own employees. We are self-managed in that we internally provide all the management and maintenance services that our properties require through our own employees such as property managers, leasing professionals and engineers. As of December 31, 1999, we owned interests in a diversified portfolio of 209 primarily suburban Class A office and suburban industrial properties, including development projects, as follows:

                                      Number of Net Rentable Number of Percent
                                      Buildings Square Feet   Tenants  Leased
                                      --------- ------------ --------- -------
      Office Properties..............    133    14.9 million   1,200      95%
      Industrial Properties..........     66     4.9 million     150      97%
      Office and Industrial
       Development Projects..........     10     1.0 million     N/A     N/A
                                         ---    ------------   -----
        TOTAL .......................    209    19.8 million   1,350
                                         ===    ============   =====

   In addition to the properties that we own, we manage approximately 25.3 million "net rentable square feet" in office, industrial and other properties that are owned by third parties. The term "net rentable square feet" is used in the industry to refer to the area of a property for which a tenant is required to pay rent and includes the actual rentable area plus a portion of the common areas of the property allocated to the tenant.

   Our properties are located in 12 core markets and two other markets which are all included in one of our six geographic segments as follows:

         Segment                               Market
         -------                               ------
      Mid-Atlantic Region  Metropolitan Washington, D.C.
      Midwest Region       Chicago, Suburban Detroit
      Northeast Region     Suburban Philadelphia
      Southeast Region     Atlanta
      Southwest Region     Dallas/Fort Worth, Houston, Denver, Austin
      West Region          San Diego, Los Angeles, San Francisco Bay Area,
                           Sacramento, Arizona

   We operate principally through the operating partnership and its subsidiaries and a subsidiary that acts as manager. Our regional management offices are located in Los Angeles, Dallas, Chicago, Washington, D.C., Atlanta and Philadelphia. We have approximately 700 employees with expertise in areas such as acquisitions, development, facilities management, property management and leasing.

                            Description of the Plan

   The following describes in question and answer format the provisions of our plan.

Purpose

1. What is the purpose of the plan?

     The purpose of our plan is to provide registered holders or beneficial owners of common and preferred shares and other interested investors with a convenient and economical method to purchase common shares and to reinvest their cash dividends in common shares. In addition, our plan will provide us with a cost-efficient and flexible mechanism to raise equity capital through sales of common shares under our plan. Whether significant capital is raised may be affected, in part, by our decision whether to permit optional cash investments in excess of $5,000 pursuant to requests for waiver.

Participation Options

2. What options are available under the plan?

   You may elect to participate in the plan whether you are a new investor or a current shareholder holding either common shares or preferred shares. Once you are a participant, you may make optional cash investments to purchase common shares, subject to a minimum investment of $100 and a maximum investment of $5,000 per month. Optional cash investments submitted by brokerage firms or other nominees on your behalf will be aggregated for purposes of determining whether the $5,000 monthly limit will be exceeded. If you are not currently one of our shareholders and are a new investor wishing to participate in our plan, you may make an initial optional cash investment in common shares of not less than $500 and not more than $5,000. In certain instances, however, we may permit greater optional cash investments. You also may elect to have cash dividends, if any, received with respect to your common and preferred shares automatically reinvested in additional common shares. You may elect to reinvest dividends, to make optional cash purchases, or both. Your options are described more fully in Question 7.

Benefits

3. What are the benefits and restrictions of the plan?

   If you are currently one of our shareholders, you may purchase common shares pursuant to optional cash investments of not less than $100 and not more than $5,000 (other than pursuant to a request for waiver) in any month. Optional cash investments may be made occasionally or at regular intervals, as you desire. The plan also provides you the opportunity to automatically reinvest the cash dividends, if any, received on all or a portion of your common shares. If you are a holder of preferred shares, you may reinvest all cash dividends received on your preferred shares to purchase common shares. You may make optional cash investments even if you have not elected to reinvest your dividends under the plan.

   If you are not currently one of our shareholders, you may participate in the plan by making an initial cash investment of not less than $500 and not more than $5,000 (other than pursuant to a request for waiver) to purchase common shares under the plan.

   Common shares you purchase with optional cash investments pursuant to a request for waiver, which, like all shares purchased under the plan, will be purchased directly from us, may be issued at a discount to the market price; such discount may vary each month between 0% and 5% at our sole discretion.

   You may avoid the need for safekeeping of certificates for common shares credited to your account and may submit for safekeeping the share certificates registered in your name. You may direct the service agent to sell or transfer all or a portion of your common shares credited to your account and therefore may find the plan an economical way to liquidate your holdings. Periodic statements reflecting all current activity in your accounts, including purchases, sales and latest balances, will simplify your record keeping.

Restrictions

   You may not be able to depend on the availability of a discount regarding common shares acquired under the plan with optional cash investments of greater than $5,000 per month pursuant to a request for waiver. Optional cash investments pursuant to a request for waiver may be subject to the trading price for common shares satisfying a minimum threshold price during the applicable investment period. Any discount established in any month for the purchase of common shares pursuant to a request for waiver will not insure the availability of a discount or the same discount in future months. Each month we may establish a discount, may not establish a discount, or may change or eliminate the discount or set any threshold price without prior notice to you. Discounts, if any, will not apply either to the purchase of shares pursuant to reinvestment of dividends or to optional cash investments of $5,000 per month or less (unless part of a larger optional cash investment made pursuant to a request for waiver).

   The purchase price per common share under the plan will be an average price and, therefore, may exceed the price at which shares are trading on the applicable investment date when the shares are issued. No interest will be paid on funds held pending dividend reinvestment or purchase of common shares with optional cash investments. Common shares credited in book-entry form to your account may not be pledged until a stock certificate is issued for those shares.

4. Who will administer the plan?

   First Chicago Trust Company of New York (or such successor administrator as we may designate) has been appointed to administer the plan with EquiServe Limited Partnership to act as service agent. The service agent will act as your agent, keep records of your accounts, send regular account statements to you, and perform other duties relating to the plan. Common shares you purchase under the plan will be registered in your name and credited in book-entry form to your account unless and until you request that a share certificate for all or part of such shares be issued to you. Correspondence with the service agent should be sent to:

       Prentiss Properties Trust
       Dividend Reinvestment and Share purchase Plan
       c/o EquiServe
       P.O. Box 2598
       Jersey City, NJ 07303-2598
       Telephone: (800) 446-2617 within the U.S. and Canada
                  (201) 324-0498 outside the U.S. and Canada

   You should include a reference to Prentiss Properties Trust in all correspondence with the service agent.

   An automated voice response system is available 24 hours a day, seven days a week. The service agent's customer service representatives are available 8:30 a.m. to 7:00 p.m. Eastern time each business day. If you are not a registered common or preferred shareholder, you may request plan materials at 1-888-290-7286.

   You can also obtain information about your account over the Internet. To gain access you will require a password which will be sent to you by mail. You may also request your password by calling the service agent at 1-877-THE WEB7 (1-877-843-9327). The service agent's Internet address is www.equiserve.com. Nothing on this web page is incorporated by reference herein.

Participation Eligibility

5. Who is eligible to participate?

   A "registered holder" (which means a shareholder whose common or preferred shares are registered in our stock transfer books in your name) or a "beneficial owner" (which means a shareholder whose common or preferred shares are registered in our stock transfer books in a name other than your name, for example, in the name of a broker, bank, or other nominee), may participate in the plan. If you are a registered holder, you may participate in the plan directly. If you are a beneficial owner, you must either become a registered holder by having your shares transferred into your name in share certificate form or in book-entry form through the direct registration system, or by making arrangements with your broker, bank or other nominee to participate in the plan on your behalf.

   In addition, if you are not currently one of our shareholders, you may participate in the plan by making an initial optional cash investment in common shares of not less than $500 or more than $5,000. In certain circumstances, however, we may permit greater initial optional cash investments greater than $5,000 pursuant to a request for waiver.

   The right to participate in the plan is not transferable to another person apart from a transfer of the underlying shares. We reserve the right to exclude from participation in the plan persons who use the plan to engage in short-term trading activities that cause aberrations in the trading volume of common shares. In addition, we have the right, but not the obligation, to treat optional cash investments submitted on forms reflecting plan participants with the same name, address or social security or taxpayer identification number as a single investment for purposes of determining whether the $5,000 limit would be exceeded. If you reside in a jurisdiction in which your participation in the plan would be unlawful, you will not be eligible to participate in the plan.

Enrollment

6. How does an eligible holder of common or preferred shares or any other initial investor enroll in the plan and become a participant?

   If you are an eligible registered holder of common or preferred shares, you may enroll in the plan and become a participant by completing and signing an enrollment authorization form (enclosed herein) and returning it to the service agent at the address set forth in Question 4. You may also obtain an enrollment authorization form at any time upon request from the service agent at the same address. If shares are registered in more than one name (e.g., joint tenants, trustees), all registered holders of such shares must sign the enrollment authorization form exactly as the names appear on the account registration.

   If you are an eligible beneficial owner, you may instruct your brokers, banks or other nominees in whose name your shares are held to participate in the plan on your behalf. If a broker, bank or other nominee holds shares through a securities depository, such broker, bank or other nominee may also be required to provide a broker and nominee form to the service agent in order to participate in the optional cash investment portion of the plan. Optional cash investments submitted by brokerage firms or other nominees on your behalf, whether on the same broker and nominee form or different broker and nominee forms, may be aggregated for purposes of determining whether the $5,000 limit will be exceeded.

   If you are an eligible beneficial owner, you may become a registered holder by having shares that are held for you (by your broker, bank or other nominee) transferred into your own name in share certificate form. Alternatively, you can instruct your broker, bank or other nominee to electronically transfer your shares into your own name through the direct registration system. Simply instruct your broker to conduct a "withdrawal by transfer" specifying a "statement" or "S" transaction. This will establish your book-entry account on our shareholder records maintained by the service agent, which will also include your brokerage account information. Once your brokerage account information is established on your book-entry account with the service agent, you can commence using any or all of the plan services. Additionally, at any time you may withdraw all or part of your shares from book-entry account with the service agent and electronically deliver them back to your brokerage account. The service agent will electronically deliver your shares within two business days of receiving and accepting your instructions. To change or add information concerning your broker, bank or nominee to your account with the service agent, you must complete an authorization to provide broker dealer information form, available upon request from the service agent or your broker, bank or nominee. Your signature(s) on this form must be guaranteed by a bank or broker with a medallion guarantee. Most banks or brokers participate in the medallion guarantee program. The medallion guarantee program ensures that the individual signing is in fact the owner of the shares. A notary is not sufficient.

   If you are a new investor, you may join the plan by completing and signing a stock purchase initial investment form and forwarding it, together with a check or money order (minimum $500) for your initial investment, to the service agent in the envelope provided or to the address set forth in Question 4. We will waive the $500 minimum initial optional cash investment if you choose to make your initial purchase and later purchases through automatic monthly deductions. To do this, you must authorize the minimum withdrawal of $100 per transaction either once or twice a month from a designated account at a U.S. bank or financial institution for at least five consecutive purchases. An authorization form for automatic deductions is included on the reverse side of the initial investment form.

7. What does the enrollment form provide?

   The enrollment form will appoint the service agent as your agent and direct the service agent to apply optional cash investments (transmitted with the enrollment form as well as optional cash investments subsequently submitted) to the purchase on your behalf of full and fractional common shares in accordance with the plan.

   With respect to dividends, the enrollment form will appoint the service agent as your agent and direct us to pay to the service agent your cash dividends, if any, on your common and/or preferred shares as authorized.

   The enrollment form provides for the purchase of common shares through the following investment options:

     (1) "Full Dividend Reinvestment"

     This option directs the service agent to reinvest in accordance with the plan all cash dividends, if any, on all common and preferred shares then or subsequently registered in your name. This option also permits you to make optional cash investments and directs the service agent to apply the optional cash investments towards the purchase of common shares in accordance with the plan.

     (2) "Partial Dividend Reinvestment"

     This option directs the service agent to pay you dividends in cash on a specified number of common shares registered in your name according to your instructions on the enrollment form. The remaining dividends will be reinvested in common shares. This option also permits you to make optional cash investments and directs the service agent to apply the optional cash investments towards the purchase of common shares in accordance with the plan. This option is not available to preferred shareholders.

     (3) "Optional Cash Investments Only" (No Dividend Reinvestment)

    This option permits you to make optional cash investments and directs the service agent to apply the optional cash investments towards the purchase of common shares in accordance with the plan. If this option is selected, the service agent will apply the optional cash investments received from you towards the purchase of common shares. All dividends will be paid in cash.

   If you are a registered common shareholder, you may select any one of the above three options. If you are a registered preferred shareholder, you may elect only option 1 or option 3. If you return a properly executed enrollment form to the service agent without electing an investment option you will be enrolled as having selected Full Dividend Reinvestment. You may change reinvestment levels at any time by submitting a revised enrollment form.

8. What is the automatic monthly deduction feature of the plan and how does it work?

   You may make optional cash payments of not less than $100 per payment nor more than a total of $5,000 in a given month by means of an automatic monthly funds transfer (or deduction) from a predesignated account with a United States financial institution. A $2.00 transaction fee will be subtracted from the amount drawn from your bank account prior to each investment.

   To initiate such automatic monthly deductions, you must complete and sign an authorization form for automatic deductions and return it to the service agent. An authorization form for automatic deductions is included as part of your enrollment form. Additional authorization forms for automatic deductions may be obtained from the service agent. Authorization forms for automatic deductions will be processed and will become effective as promptly as practicable following receipt; however, you should allow four to six weeks for your first investment to be initiated.

   Once automatic monthly deductions are initiated, funds will be drawn from your designated financial institution account on the third business day preceding the investment period commencement date of each month and will be invested in additional common shares on the related investment date under the plan.

   You may change automatic monthly deductions by completing and submitting to the service agent a new authorization form for automatic deductions. You may terminate automatic monthly deductions by providing telephone or written notice to the service agent. If you close or change a bank account, you must complete a new authorization form for automatic deductions. To be effective with respect to a particular investment date, however, the service agent must receive the new authorization form for automatic deductions at least six business days preceding that investment date.

9. When will participation in the plan begin?

   You may submit an optional cash investment to purchase shares under the plan together with your properly completed enrollment form. Thereafter, you may make optional cash investments at any time, but not more frequently than once each month, through the use of the appropriate form sent to you with each periodic statement. Payments received by the service agent on or before the last business day before the first day of an investment period will be used to purchase shares on the applicable investment date.

   If the service agent receives a properly completed enrollment form requesting reinvestment of dividends on or before the record date, if any, established by our board of trustees for a particular cash dividend, that dividend will be used to purchase common shares for you on the next applicable investment date. If an enrollment form is received from you after the record date established for a particular dividend, the reinvestment of dividends will begin with respect to dividends paid following the next dividend record date.

   With respect to the reinvestment of dividends and the investment of optional cash investments not exceeding $5,000, the investment date, i.e., the dates on which optional cash investments are to be invested and any dividends are to be reinvested, will be the last trading day of the investment period. With respect to optional investments in excess of $5,000 pursuant to a request for waiver that we have granted, each trading day of the investment period will be an investment date with respect to 1/12 of such optional cash investment. A trading day is a day on which trades in common shares are reported on the New York Stock Exchange. Schedule A to this prospectus lists key dates over the next two years with respect to optional cash investments.

   No interest will be paid on optional cash investments or cash dividends pending investment in common shares. You may enroll in the plan at any time. Once enrolled, you will remain enrolled until you discontinue participation or until we terminate the plan.

Purchases

10. When will shares be acquired under the plan?

   Dividends, if any, and optional cash investments will be reinvested or invested, as the case may be, on the investment date. The investment period is a period of twelve trading days beginning on the first business day of the month, where, in the case of optional cash investments not exceeding $5,000, the last trading day of the investment period is the relevant investment date and where, in the case of optional cash investments exceeding $5,000 pursuant to a request for waiver we have granted, each trading day of the investment period is an investment date with respect to 1/12 of such optional cash investment. Accordingly, for reinvestment of all dividends and for optional cash investments not exceeding $5,000, the entire investment will be made on the investment date which is the last trading day of the investment period. For optional cash investments exceeding $5,000 pursuant to a request for waiver we have granted, 1/12 of the investment will be made on each investment date of the investment period.

   Optional cash investments must be received on or before the last business day prior to the first day of the applicable investment period in order to be invested with that month's investment. Any funds received after the deadline will be returned to you after the commencement of the investment period. No interest will be paid on any funds held by the service agent pending investment. Accordingly, you are urged to time your optional cash investments so that they will be received by the service agent shortly before, but not after, the deadline or to enroll in the automatic monthly deduction option which assures the most timely transfer of funds to the service agent. Schedule A to this prospectus lists key dates over the next two years with respect to optional cash investments.

11. What is the source of common shares to be purchased under the plan?

   Optional cash investments and dividends reinvested through the plan will be used to purchase common shares directly from us from authorized but unissued shares.

12. What will be the price of common shares purchased under the plan?

   The price of each common share you purchase with optional cash investments not exceeding $5,000 or with cash dividends will be the greater of (i) the average of the daily prices of a common share for the twelve trading days in the applicable investment period and (ii) the daily price for a common share on the investment date. In the case of an optional cash investment exceeding $5,000 approved by us pursuant to a request for waiver, the purchase price of common shares purchased on each investment date in the relevant investment period with 1/12 of such optional cash investment will be the daily price of the common shares on the New York Stock Exchange for the relevant investment date, less any applicable discount. We may establish a discount of 0% to 5% applicable to the purchase of common shares under the plan pursuant to a request for waiver. We will determine this discount at least three trading days before the commencement of each investment period. The discount will not apply to shares purchased pursuant to the dividend reinvestment feature of the plan or to optional cash investments of $5,000 or less. The period encompassing the first twelve trading days of each calendar month constitutes the relevant investment period for that particular month. Schedule A to this prospectus lists investment periods over the next two years. The daily price for a trading day will be the average of the high and low trading prices of the common shares on that day on the New York Stock Exchange, rounded to three decimal places.

   We may, in our sole discretion, establish for any given investment period a threshold price that the daily price must meet in order to consider such daily price in the determination of the purchase price for common shares purchased with optional cash investments pursuant to a request for waiver. Any threshold price will be a stated dollar amount established by us at least three trading days prior to the commencement of each investment period. In addition, a portion of each optional cash investment exceeding $5,000 approved by us pursuant to a request for waiver will be returned for each trading day of an investment period in which the threshold price is not satisfied. The returned amount will equal 1/12 of the total amount of such optional cash investment (not just the amount exceeding $5,000) for each trading day that the threshold price is not satisfied. Any uninvested optional cash investment will be returned to you after the investment date in one lump-sum payment.

13. How are optional cash investments made?

   All registered holders, including brokers, banks and nominees with respect to shares registered in their name on behalf of beneficial owners, that have submitted signed enrollment authorization forms are eligible to make optional cash investments at any time.

   A broker, bank or nominee, as holder on behalf of a beneficial owner, may utilize an enrollment form for optional cash investments unless it holds the shares in the name of a securities depository. In that event, the optional cash investment must be accompanied by a broker and nominee form.

   The broker and nominee form provides the sole means by which a broker, bank or other nominee holding shares on behalf of beneficial owners in the name of a securities depository may make optional cash investments on behalf of beneficial owners. In this case, the broker, bank or other nominee must use a broker and nominee form for transmitting optional cash investments on behalf of the beneficial owners. A broker and nominee form must be delivered to the service agent at the address specified in Question 4 each time that the broker, bank or other nominee transmits optional cash investments on behalf of the beneficial owners. Broker and nominee forms will be furnished by the service agent upon request.

   If you are a new investor, you also are eligible to make your initial investment in common shares through an optional cash investment. To make your initial investment, you must submit a stock purchase initial investment form and check or money order in a minimum amount of $500 representing your desired initial investment. Alternatively, you may authorize the service agent to make automatic deductions from your U.S. bank account in lieu of sending us a check or money order so long as you authorize a minimum deduction of at least $100 for five consecutive periods.

   The service agent will apply all optional cash investments, for which payments are received on or before the business day immediately preceding the first day of the investment period, to the purchase of common shares on the investment dates in that investment period. All optional cash investments are subject to collection by the service agent for full face value in U.S. dollars. There is no obligation to make an optional cash investment at any time, and the amount of such investments may vary from time to time.

   The service agent must receive optional cash investments and initial cash investments no earlier than the 23rd day of the month immediately preceding the applicable investment period and no later than the business day preceding the first day of the relevant investment period in order to be invested during that investment period. If an investor wishes to make an optional cash investment in excess of $5,000, the investor must submit a request for waiver to us on or before the third trading day preceding the first day of the applicable investment period. Schedule A to this prospectus lists the beginning and ending dates of the investment periods over the next two years. Because of certain tax concerns which we have as a REIT, a request for waiver may only be considered for investors who certify that they are not participating in the dividend reinvestment component of our plan. A request for waiver should be directed to our Chief Financial Officer at (214) 654-0886, or at any other number that we may establish. The service agent must receive optional cash investments exceeding $5,000 (together with our written approval waiving the $5,000 limitation) no later than the business day immediately preceding the related investment period in order for such funds to be invested on the related investment dates. Otherwise, the funds will be returned to you after the commencement of the subsequent investment period. Furthermore, upon your written or telephone request to cancel an optional cash investment or a previously approved request for waiver, received by the service agent no later than two business days prior to the investment period, a timely optional cash investment or initial cash investment not already invested under the plan will be canceled or returned to you, as appropriate. However, in the latter event, no refund of any cash investment will be made until the funds have been actually received by the service agent. Accordingly, your refund may be delayed by up to three weeks.

   You will not earn any interest on optional cash investments or dividends held pending investment nor on amounts to be refunded. We suggest, therefore, that any optional cash investment should be sent so as to reach the service agent as close as possible to the first business day preceding the first day of the applicable investment period. You should direct any questions regarding these dates to the service agent as set forth in Question 4.

   You should be aware that since investments under the plan are made as of specified dates, you may lose any advantage that otherwise might be available from being able to select the timing of an investment. Neither we nor the service agent can assure a profit or protect against a loss on shares purchased under the plan.

   All optional cash investments made by check should be made payable to "Equiserve-Prentiss Properties Trust" and mailed to the service agent together with a transaction form (attached to each account statement) at the address listed in Question 4. Any checks not drawn on a United States bank or not payable in United States dollars will be returned, as will any third party checks. You should direct inquiries regarding other forms of payments and all other written inquiries to the service agent at the address listed in Question 4.

14. What limitations apply to optional cash investments?

   Minimum/Maximum Limits. Optional cash investments by current participants are subject to a minimum of $100 and a maximum of $5,000 per month, and initial optional cash investments made by initial investors are subject to a minimum initial investment of $500 and a maximum of $5,000. Optional cash investments of less than the allowable monthly minimum amount and that portion of any optional cash investment that exceeds the allowable monthly maximum amount will be returned promptly, except as noted below, without interest. Optional cash investments submitted by brokerage firms or other nominees on your behalf, whether on the same broker and nominee form or different broker and nominee forms, will be aggregated for purposes of determining whether the $5,000 limit will be exceeded. In addition, we reserve the right to treat optional cash investments submitted on forms reflecting participants with the same name, address or social security or taxpayer identification number as a single investor for purposes of determining whether the $5,000 limit would be exceeded.

   Request for Waiver. Optional cash investments in excess of $5,000 per month may be made only pursuant to a request for waiver we have accepted. Because of certain tax concerns that we have as a REIT, a request for waiver may only be considered for investors who certify that they are not participating in the dividend reinvestment component of our plan. If you wish to submit an optional cash investment in excess of $5,000 for any investment period, including those whose proposed investments have been aggregated so as to exceed $5,000 as described above, you must obtain prior written approval from us and a copy of such written approval must accompany any such optional cash investment. A request for waiver should be directed to our Chief Financial Officer at (214) 654-0886, or at any other number that we may establish. We must receive the request for waiver on or before three trading days preceding the applicable investment period. We have sole discretion to grant any approval for optional cash investments in excess of $5,000.

   In deciding whether to approve a request for waiver, we will consider relevant factors including, but not limited to:

  . our need for additional funds,

  . the attractiveness of obtaining such additional funds through the sale of common shares as compared to other sources of funds,

  . the purchase price likely to apply to any sale of common shares, and

  . the aggregate amount of optional cash investments in excess of $5,000 for which you have submitted requests for waiver.

   If requests for waiver are submitted for any investment period for an aggregate amount in excess of the amount we are then willing to accept, we in our sole discretion may honor the requests of initial investors before we honor the requests of other participants. However, if we decide to grant the request for waiver of any participant for an investment period, we will honor all requests for waiver from all participants pro rata for such investment period.

   We reserve the right to modify, suspend or terminate participation in the plan by otherwise eligible participants for any reason whatsoever including elimination of practices that are not consistent with the purposes of the plan.

   Threshold Price with Respect to Optional Cash Investments Made Pursuant to Requests for Waiver. We may establish for any investment period a threshold price applicable to optional cash investments made pursuant to requests for waiver. At least three trading days prior to the first day of the applicable investment period, we will determine whether to establish a threshold price and if a threshold price is established, its amount, and will so notify the service agent. We will make this determination in our sole discretion after a review of current market conditions, the level of participation in the plan, and our current projected capital needs.

   If established for any investment period, the threshold price will be stated as a dollar amount that the daily price for each trading day of the relevant investment period must equal or exceed. In the event that the threshold price is not satisfied for a trading day in the investment period, then no investment will occur on that investment date.

   In addition, a portion of each optional cash investment will be returned for each trading day of an investment period in which the threshold price is not satisfied. The returned amount will equal 1/12 of the total amount of such optional cash investment (not just the amount exceeding $5,000) for each trading day that the threshold price is not satisfied. Thus, for example, if the threshold price is not satisfied for three of the twelve trading days in an investment period, 3/12 (i.e., 25%) of such optional cash investment will be returned to you after the investment date by check without interest.

   The establishment of a threshold price and the possible return of a portion of the investment applies only to optional cash investments made pursuant to a request for waiver and applies to the entire amount thereof, including the first $5,000. Setting a threshold price for an investment period shall not affect the setting of a threshold price for any subsequent investment period. For any particular month, we may waive our right to set a threshold price by failing to set such a price at least three trading days prior to the first day of the investment period. Unlike the procedure for establishing a discount, if we fail to set a threshold price for any investment period, the threshold price for the previous investment period will not continue to apply in the current investment period. Neither we nor the service agent shall be required to provide any written notice to you as to the threshold price for any investment period. You may, however, ascertain whether a threshold price has been set or waived for any given investment period by telephoning us at (214) 654-0886 or at any other number that we may establish.

   Discount. Each month, at least three trading days prior to the first day of the applicable investment period, we may establish a discount from the daily price applicable to shares purchased under the plan with optional cash investments made pursuant to a request for waiver. The discount may be between 0% and 5% of the purchase price. We may change the amount of the discount before each investment period in our sole discretion after a review of current market conditions, the level of participation in the plan, and our current and projected capital needs. If we do not affirmatively change the discount at least three trading days prior to the first day of the applicable investment period, the discount will remain the same as it was for the previous month. You may obtain the discount applicable to the next investment period by telephoning us at (214) 654-0886 or at any other number that we may establish. Discounts apply only to shares purchased in connection with optional cash investments made pursuant to a request for waiver, and apply to the entire amount thereof, including the first $5,000.

15. What if I have more than one account?

   For the purpose of the limitations discussed in Question 14, we reserve the right to aggregate all optional cash investments for you with more than one account using the same name, address or social security or taxpayer identification number. If you are unable to supply a social security or taxpayer identification number, we may limit your participation to only one plan account. Also for the purpose of such limitations, we may aggregate all plan accounts that we believe to be under common control or management or to have common ultimate beneficial ownership. In the event we exercise our right to aggregate investments and the result would be an investment in excess of $5,000 without an approved request for waiver, we will return, without interest, as promptly as practicable, any amounts in excess of the investment limitations.

Certificates

16. Will certificates be issued for share purchases?

   All shares purchased pursuant to the plan will be held in "book-entry" form through accounts maintained by the service agent. This service protects against the loss, theft, or destruction of certificates evidencing shares. Upon your written or telephone request, the service agent will have certificates issued and delivered for all or part of the shares credited to your account. Requests may also be made through the Internet to the service agent at www.equiserve.com. Certificates will be issued only in the same names as those enrolled in the plan. In no event will certificates for fractional shares be issued.

17. Can I add shares to my account by transferring share certificates that I possess?

   You may send to the service agent for safekeeping all common share certificates that you hold. The safekeeping of shares offers the advantage of protection against loss, theft or destruction of certificates as well as convenience, if and when shares are sold through the plan. All shares represented by such certificates will be credited to your account in book-entry form and combined with any full and fractional shares then held in your account.

   If you wish to deposit your certificated shares with the service agent, you should use the brown, pre-addressed envelope provided by the service agent. This envelope should be mailed to the service agent using first class postage. When mailed in this manner, your certificates are automatically insured up to a current market value of $25,000. If you do not use a brown, pre-addressed envelope provided by the service agent, the certificates should be sent to the address listed in Question 4 via registered mail, return receipt requested and insured for possible mail loss for at least 2% of the market value. Stock certificates sent to the service agent should not be endorsed. You will promptly receive a statement confirming each deposit. For information about mailing certificates to the service agent having a current market value in excess of $25,000, contact the service agent at the address listed in Question 4.

   To deposit certificates for safekeeping under the plan, you must be enrolled in the plan. Share certificates as well as all telephone or written inquiries about the safekeeping service should be directed to the service agent as described in Question 4.

   You may withdraw your shares deposited for safekeeping by submitting a telephone or written request to the service agent. Requests may also be made via the Internet. There is no cost to you for certificate deposit services.

Sale of Common Shares

18. Can I sell shares held under the plan?

   You may request that all or a portion of the common shares credited to your account under the plan be sold. Following receipt of written or telephone instructions from you, the service agent will sell those shares as soon as practicable. The service agent will attempt to process orders on the day they are received, provided that instructions are received before 1:00 pm, Eastern time, on a business day during which the service agent and the relevant securities markets are open. The service agent will remit, as soon as practicable, a check to you for the proceeds of such sale, less any applicable brokerage commissions, service fees, any taxes, excluding income taxes, and any other costs of sale. The service fee for sales of shares will be $15.00 per transaction plus $.12 per share brokerage commission.

Reports

19. What reports will be sent to participants in the plan?

   Unless you participate in the plan through a broker, bank or nominee, you will receive from the service agent a statement of your account following each investment. After each dividend reinvestment you will receive a detailed statement showing total cash dividends received, if any, total optional cash investments received, total shares purchased, price paid per share, and total shares held in the plan. You should retain these statements to determine the tax basis for shares purchased pursuant to the plan. Any participant that participates in the plan through a broker, bank or nominee should contact such party for such a statement.

Discontinuing Reinvestment of Dividends

20. How can I stop reinvesting dividends?

   You may discontinue reinvesting your dividends through the plan by giving written or telephone notice to the service agent at any time. You may also contact the service agent through its web page. If you stop reinvesting your dividends, the service agent will continue to hold your shares in book-entry form unless you request a stock certificate for all or part of the shares credited to your account. You may also request that all or part of the shares in your account be sold. In the event that a purchase of shares on your behalf pursuant to the plan is pending, you may cancel the optional cash investment by written or telephone request to the service agent no later than two business days prior to the investment period. Fractional shares held in the plan may only be converted to cash on the basis of the then current market price of the common shares less any brokerage commissions, any service fee and any other costs of sale. If your plan account balance falls below one full share, the service agent reserves the right to liquidate the fractional share and remit the proceeds, less any brokerage commissions, any service fee, and any other costs of sale to you at your address of record.

Taxes

21. What are the federal income tax consequences of participating in the plan?

   In the case of common shares purchased by the service agent pursuant to the reinvestment feature of the plan, you will be treated for federal income tax purposes as having received, on the distribution payment date, a distribution in an amount equal to the amount of the cash distribution that was reinvested. Such distribution will be taxable as a dividend to the extent of our current and accumulated earnings and profits. To the extent the distribution exceeds our current and accumulated earnings and profits, the distribution will be treated first as a tax-free return of capital, reducing the tax basis in your shares, and the distribution in excess of your tax basis will be taxable as gain realized from the sale of your shares. Your tax basis in common shares acquired with reinvested dividends will be equal to the amount of the cash distribution that was reinvested to purchase the common shares.

   It is not entirely clear under current law how purchases of common shares pursuant to the optional cash investment feature of the plan should be treated for federal income tax purposes. We currently intend to take the position for tax reporting purposes that you will be treated for federal income tax purposes as having received a distribution from us upon the purchase of common shares with optional cash investments in an amount equal to the excess, if any, of (1) the daily price of a common share on the investment date multiplied by the number of common shares (including any fractional share) purchased, over (2) the purchase price of such common shares, taking into account any discount, and that any such distribution will be treated as a taxable dividend to the extent of our current and accumulated earnings and profits. We currently intend to take the position for tax reporting purposes that you will receive a tax basis in common shares acquired with optional cash investments equal to the greater of the (1) daily price of a common share on the investment date or (2) the purchase price of the shares. We currently intend to take the position for tax reporting purposes that initial investors will be treated for federal income tax purposes as having received no distribution from us upon the purchase of common shares with optional cash investments, and that initial investors will receive a tax basis in common shares acquired with optional cash investments equal to the purchase price of the shares. You are encouraged to consult with your own tax advisors with regard to the federal income tax treatment of optional cash purchases.

   The holding period for common shares acquired pursuant to the plan will begin on the day following the investment date. A share consisting of fractional shares purchased on different investment dates will have a split holding period, with the holding period for each fractional component beginning the day after the investment date on which it was purchased. When you receive certificates for whole shares credited to your account under the plan, you will not realize any taxable income. However, if you receive a cash adjustment for a fraction of a share, you will realize gain or loss with respect to such fraction. Your will also realize gain or loss whenever whole shares are sold pursuant to your request. The amount of such gain or loss will be the difference between the amount that you receive for the shares (including any fractional share) and your tax basis in the shares.

   The foregoing is only a summary of the federal income tax consequences of participation in the plan and does not constitute tax advice. This summary does not reflect every possible outcome that could result from participation in the plan and, therefore, you are advised to consult your own tax advisors with respect to the tax consequences applicable to your particular situation.

Other Provisions

22. What happens if I sell or transfer shares or acquire additional shares?

   If you have elected to have dividends automatically reinvested in the plan and subsequently sell or transfer all or any part of your shares, automatic reinvestment will continue until you elect otherwise. Similarly, if you have elected the "Full Dividend Reinvestment" option under the plan and subsequently acquire additional shares registered in your name, dividends paid on such shares will automatically be reinvested until you elect otherwise. If, however, dividends are paid in cash with respect to only part of your shares, the service agent will continue to pay dividends in cash on only these shares and reinvest dividends on your remaining shares. You may, however, change your election by calling the service agent or submitting a new enrollment form.

23. How will my shares be voted?

   For any meeting of shareholders, you will receive proxy materials in order to vote both shares registered in your name and all whole shares credited to your account. All shares will be voted as designated by you or may be voted in person at the meeting of shareholders.

24. Who pays the expenses of the plan?

   There is no fee for enrolling in the plan. Participation is voluntary, and you may discontinue your participation at any time. However, there are fees associated with the plan and the service agent's services. Shares for the plan will be purchased directly from us. In addition, if you request the sale of any of your shares held in the plan, you must pay a fee equal to $15.00 per transaction plus $.12 per share for brokerage commissions plus any applicable taxes and any other costs of sale. The service agent may also charge you for additional services not provided under the plan or where specified charges are indicated. Any fees may be changed by the service agent at any time, without notice to you. Brokers or nominees that participate on behalf of beneficial owners for whom they are holding shares may also charge such beneficial owners fees in connection with such participation, and neither we nor the service agent will be responsible for such fees. The table below provides certain information with regard to fees you will pay on certain transactions.

   Investor Paid Fees
   ------------------


   Purchases
   Initial purchase for new investors............. $10.00 per initial purchase
   Optional cash purchases........................ $5.00 per purchase by check
   Automatic fund transfer (ACH) debit for
    purchases..................................... $2.00 per purchase by ACH

   Reinvestment

   Reinvestment of dividends each quarter will be charged to the shareholder at the rate of 5% of the investing amount, with a maximum charge of $3.00 per quarter.

   Sales

   Sales are charged $15.00 per transaction, plus $0.12 per share sold for brokerage commissions.

25. What are our and the service agent's responsibilities under the plan?

   Neither we nor the service agent will be liable for any act done in good faith or for any good faith omission to act, including, without limitation, any claims of liability arising out of

  . a failure to discontinue reinvestment of dividends for your account upon your death or adjudication of incompetence before the receipt of notice in writing by us or the service agent of your death or adjudication of incompetence,

  . the prices at which shares are purchased or sold for your account,

  . the times when purchases or sales are made, or

  . fluctuations in the market value of the common shares.

   Neither we nor the service agent has any duties, responsibilities or liabilities except those expressly set forth in the plan.

   You should recognize that we cannot assure a profit or protect against a loss on the shares purchased by you under the plan.

26. What happens if we issue a share dividend or declare a share split?

   Any common shares we distribute as a result of a share dividend or a share split on both shares held by you in certificate form and shares credited to your account will be credited to your account.

27. If we have a rights offering related to the common shares, how will my entitlement be computed?

   Your entitlement in a rights offering related to the common shares will be based upon both the number of whole shares credited to your account and any other shares registered in your name.

28. May shares in my account be pledged?
   No shares credited to your account may be pledged, and any purported pledge will be void. If you wish to pledge shares, you must request the issuance of a certificate for those shares.

29. May I transfer all or a part of the shares credited to my account to another person?

   If you are not one of our affiliates, you may transfer or give gifts of shares to anyone by contacting the service agent for information. A notice indicating the transfer of shares will be forwarded to the recipient. If you are not one of our affiliates, you may also transfer all or a portion of your shares into an account established for another person within the plan.

   If you are one of our affiliates and you wish to transfer shares in your account, you should call our Corporate Secretary at (214) 654-0886.

30. May the plan be changed or terminated?

   While the plan is intended to continue indefinitely, we reserve the right to amend, modify, suspend or terminate the plan at any time. You will be notified in writing of any modifications made to the plan.

                                Use of Proceeds

   We have no basis for estimating either the number of common shares that ultimately may be sold pursuant to the plan or the prices at which such common shares will be sold. However, we intend to contribute the net proceeds of the sale of the common shares offered hereby to our operating partnership in exchange for an equal number of units of limited partnership interest in the operating partnership. The operating partnership will use such proceeds to repay indebtedness or for general purposes.

                              Plan of Distribution

   We will directly sell any common shares you acquire under the plan. We may sell common shares to owners of shares (including brokers or dealers) who, in connection with any resales of such shares, may be deemed to be underwriters. These common shares, including shares acquired pursuant to requests for waiver granted with respect to the optional cash investment feature of the plan, may be resold in market transactions (including coverage of short positions) on any national securities exchange on which common shares trade or in privately negotiated transactions. These exchanges include the New York Stock Exchange, the national exchange on which the common shares are currently listed. The difference between the price such owners pay to us for common shares acquired under the plan after deduction of the applicable discount, if any, and the price at which such shares are resold, may be deemed to constitute underwriting commissions received by the owners in connection with such transactions. We do not have any formal or informal understanding with any such owners. We reserve the right to exclude from participation in the plan persons who use the plan to engage in short-term trading activities that cause alterations in the trading volume of the common shares.

   Common shares may not be available under the plan in all states. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any common shares or other securities in any state or any other jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction.

                                 Legal Opinions

   The legality of the issuance of the common shares under the plan has previously been passed upon by Akin, Gump, Strauss, Hauer & Feld, L.L.P.

                                    Experts

   The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K of Prentiss Properties Trust for the year ended December 31, 1999 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                      Where You Can Find More Information

   We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from our web site at http://www.pplinc.com or at the SEC's web site at http://www.sec.gov. Nothing on these web pages is incorporated by reference herein.

   We filed a registration statement on Form S-3 to register with the SEC the common shares. This prospectus is a part of that registration statement. As allowed by SEC rules, this prospectus does not contain all of the information you can find in the registration statement or the exhibits to the registration statement.

   The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the SEC will update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date hereof until our offering is completed.

  1. Our Annual Report on Form 10-K, File No. 001-14516, for the year ended December 31, 1999, filed on March 24, 2000.

  2. The description of the common shares contained in our registration statement on Form 8-A, File No. 001-14516, filed on October 17, 1996, under the Exchange Act, including any reports filed under the Exchange Act for the purpose of updating such description.

  3. The description of the Series B Junior Preferred Shares contained in our registration statement on Form 8-A, File No. 000-23813, filed on February 17, 1998, as amended by our registration statement on Form 8-A, File No. 001-14516, filed on March 10, 1998, including any reports filed under the Exchange Act for the purpose of updating such description.

   You may request a copy of these filings, at no cost, by writing or telephoning:

     Prentiss Properties Trust
     3890 W. Northwest Highway, Suite 400
     Dallas, Texas
     (214) 654-0886

   You should rely on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have authorized no one to provide you different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of the document.

                                Indemnification

   Maryland REIT law permits a Maryland REIT to include in its declaration of trust a provision limiting the liability of its trustees and officers to the Maryland REIT and its shareholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our declaration of trust contains such a provision which eliminates such liability to the maximum extent permitted by the Maryland REIT law.

   Our declaration of trust authorizes us, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former trustee or officer or (b) any individual who, while our trustee and at our request, serves or has served another REIT, corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a trustee, director, officer or partner of such REIT, corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a trustee, director, officer or partner of such REIT, corporation, partnership, joint venture, trust, employee benefit plan or other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his status as present or former shareholder. Our bylaws obligate us, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former trustee or officer who is made a party to the proceeding by reason of his service in that capacity or (b) any individual who, while our trustee and at our request, serves or has served another REIT, corporation partnership, joint venture, trust, employee benefit plan or any other enterprise as a trustee, director, officer or partner of such REIT, corporation, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made a party to the proceeding by reason of his service in that capacity. Our declaration of trust and bylaws also permit us to indemnify and advance expenses to any person who served our predecessor in any of the capacities described above and to any of our employees or agents or our predecessor. Our bylaws require us to indemnify a trustee or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity.

   Maryland REIT law permits a Maryland REIT to indemnify and advance expenses to its trustees, officers, employees and agents to the same extent as is permitted by the Maryland corporation law for directors and officers of Maryland corporations. Maryland corporation law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that:

  . the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith, or (2) was the result of active and deliberate dishonesty,

  . the director or officer actually received an improper personal benefit in money, property or services or

  . in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that a personal benefit was improperly received unless a court orders indemnification and then only for expenses. In accordance with Maryland corporation law our bylaws require us, as a condition to advancing expenses, to obtain:

  . a written affirmation by the trustee or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by us as authorized by our bylaws and

  . a written undertaking by or on his behalf to repay the amount paid or reimbursed by us if it shall ultimately be determined that the standard of conduct was not met.

   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                                   SCHEDULE A

                           Optional Cash Investments

                     Record Date and
 Threshold Price      Optional Cash
 and Discount Set     Investment Due   Investment Period Investment Period
       Date                Date        Commencement Date  Conclusion Date
 ----------------    ---------------   ----------------- -----------------
April 26, 2000      April 28, 2000     May 1, 2000       May 16, 2000
May 26, 2000        May 31, 2000       June 1, 2000      June 16, 2000
June 28, 2000       June 30, 2000      July 3, 2000      July 19, 2000
July 27, 2000       July 31, 2000      August 1, 2000    August 16, 2000
August 29, 2000     August 31, 2000    September 1, 2000 September 19, 2000
September 27, 2000  September 29, 2000 October 2, 2000   October 17, 2000
October 27, 2000    October 31, 2000   November 1, 2000  November 16, 2000
November 28, 2000   November 30, 2000  December 1, 2000  December 18, 2000
December 27, 2000   December 29, 2000  January 2, 2001   January 18, 2001
January 29, 2001    January 31, 2001   February 1, 2001  February 16, 2001
February 26, 2001   February 28, 2001  March 1, 2001     March 16, 2001
March 28, 2001      March 30, 2001     April 2, 2001     April 18, 2001
April 26, 2001      April 30, 2001     May 1, 2001       May 16, 2001
May 29, 2001        May 31, 2001       June 1, 2001      June 18, 2001
June 27, 2001       June 29, 2001      July 2, 2001      July 18, 2001
July 27, 2001       July 31, 2001      August 1, 2001    August 16, 2001
August 29, 2001     August 31, 2001    September 4, 2001 September 19, 2001
September 26, 2001  September 28, 2001 October 1, 2001   October 16, 2001
October 29, 2001    October 31, 2001   November 1, 2001  November 16, 2001
November 28, 2001   November 30, 2001  December 3, 2001  December 18, 2001
December 26, 2001   December 28, 2001  January 2, 2002   January 18, 2002
January 29, 2002    January 31, 2002   February 1, 2002  February 18, 2002
February 26, 2002   February 28, 2002  March 1, 2002     March 18, 2002

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

   The following sets forth the estimated expenses, other than underwriting discounts and commissions, in connection with the issuance and distribution of the securities being registered hereby, all of which will be paid by us:

      Securities and Exchange Commission registration fee.............. $17,724
      Accounting fees and expenses.....................................   3,000
      Legal fees and expenses..........................................  10,000
      Miscellaneous....................................................   4,276
                                                                        -------
        TOTAL.......................................................... $35,000
                                                                        =======

Item 15. Indemnification of Officers and Directors

   Title 8, as amended from time to time, of the Corporations and Associations Article of the Annotated Code of Maryland (the "Maryland REIT Law") permits a Maryland REIT to include in its Declaration of Trust a provision limiting the liability of its trustees and officers to the Maryland REIT and its shareholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action. The Declaration of Trust of the Company contains such a provision which eliminates such liability to the maximum extent permitted by the Maryland REIT Law.

   The Declaration of Trust of the Company authorizes it, to the maximum extent permitted by Maryland law, to obligate itself to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former trustee or officer or (b) any individual who, while a trustee of the Company and at the request of the Company, serves or has served another REIT, corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a trustee, director, officer or partner of such REIT, corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a trustee, director, officer or partner of such REIT, corporation, partnership, joint venture, trust, employee benefit plan or other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his status as present or former shareholder. The Bylaws of the Company obligate it, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former trustee or officer who is made a party to the proceeding by reason of his service in that capacity or (b) any individual who, while a trustee of the Company and at the request of the Company, serves or has served another REIT, corporation partnership, joint venture, trust, employee benefit plan or any other enterprise as a trustee, director, officer or partner of such REIT, corporation, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made a party to the proceeding by reason of his service in that capacity. The Declaration of Trust and Bylaws also permit the Company to indemnify and advance expenses to any person who served a predecessor of the Company in any of the capacities described above and to any employee or agent of the Company or a predecessor of the Company. The Bylaws require the Company to indemnify a Trustee or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity.

   Maryland REIT Law permits a Maryland REIT to indemnify and advance expenses to its trustees, officers, employees and agents to the same extent as is permitted by the Maryland General Corporation Law (the "MGCL") for directors and officers of Maryland corporations. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of your service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that a personal benefit was improperly received unless a court orders indemnification and then only for expenses. In accordance with the MGCL, the Bylaws of the Company require it, as a condition to advancing expenses, to obtain (a) a written affirmation by the trustee or officer of his good faith belief that he has met the standard of conduct necessary for indemnification us as authorized by the Bylaws and (b) a written undertaking by or on his behalf to repay the amount paid or reimbursed us if it shall ultimately be determined that the standard of conduct was not met.

   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 16. Exhibits and Financial Statement schedules

   (a) Exhibits

 Exhibit
 Number                                 Exhibits
 -------                                --------
   3.1   --Form of Amended and Restated Declaration of Trust of the Company
          (filed as Exhibit 3.1 to the Company's Registration Statement on
          Amendment No. 1 of Form S-11, File No. 333-09863, and incorporated by reference herein).

   3.2   --Articles Supplementary to the Amended and Restated Declaration of
          Trust Classifying and Designating the Series A Preferred Shares
          (filed as Exhibit 3.1 to the Company's Current Report on Form 8-K filed January 15, 1998 and incorporated by reference herein).
   3.3   --Articles Supplementary, dated February 17, 1998, Classifying and
          Designating a Series of Preferred Shares of Beneficial Interest as
          Junior Participating Cumulative Convertible Redeemable Preferred
          Shares of Beneficial Interest, Series B, and Fixing Distribution and
          Other Preferences and Rights of Such Shares (filed as Exhibit 3 to the Company's Registration Statement on Form 8-A filed on February
          17, 1998, File No. 000-23813).
   3.4   --Articles Supplementary, dated June 25, 1998, Classifying and
          Designating a Series of Preferred Shares of Beneficial Interest as
          Series B Cumulative Redeemable Perpetual Preferred Shares of
          Beneficial Interest and Fixing Distribution and Other Preferences and
          Rights of Such Shares (filed as Exhibit 3.5 to the Company's Form 10-
          Q filed August 12, 1998 and incorporated by reference herein).
   3.5   --Bylaws of the Company (filed as Exhibit 3.2 to the Company's
          Registration Statement on Amendment No. 1 of Form S-11, File No. 333-
          09863, and incorporated by reference herein).
   3.6   --Articles Supplementary, dated September 17, 1999, Classifying and
          Designating a Series of Preferred Shares of Beneficial Interest of
          Series C Cumulative Redeemable Perpetual Preferred Shares of
          Beneficial Interest and Fixing Distribution and other Preferences and
          Rights of Such Shares (filed as Exhibit 3.6 to the Company's Form 10-
          Q filed November 11, 1999 and incorporated by reference herein).
   4.1   --Form of Common Share Certificate (filed as Exhibit 4.1 to the
          Company's Registration Statement on Amendment No. 1 of Form S-11,
          File No. 333-09863, and incorporated by reference herein).
   4.2 --Form of Series A Preferred Share Certificate (filed as Exhibit 4.2 to the Company's Registration Statement on Form S-3, File No. 333-
          65793, and incorporated by reference herein).

 Exhibit
 Number                                 Exhibits
 -------                                --------
    4.3  --Rights Agreement, dated February 6, 1998, between the Company and
          First Chicago Trust Company of New York, as Rights Agent (filed as
          Exhibit 4.1 to the Company's Registration Statement on Form 8-A
          filed on February 17, 1998 and incorporated by reference herein).

    4.4  --Form of Rights Certificate (included as Exhibit A to the Rights
          Agreement).

    5    --Opinion of Akin, Gump, Strauss, Hauer & Feld, L.L.P.

   23.1  --Consent of Akin, Gump, Strauss, Hauer & Feld, L.L.P. (included in
          Exhibit 5).

  *23.2  --Consent of PricewaterhouseCoopers LLP.

   24    --Power of Attorney (included on the signature page of this registration statement filed on August 6, 1998, and incorporated by reference herein).

--------
*  Filed herewith.

    (b) Financial Statement Schedules

   None

Item 17. Undertakings

   The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this registration statement:

        (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

       (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement (notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement); and

       (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that the undertakings set forth in subparagraphs (i) and
(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement;

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   The undersigned registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the city of Dallas, state of Texas, on April 25, 2000.

                                          PRENTISS PROPERTIES TRUST

                                                 /s/ Thomas F. August
                                          By __________________________________
                                                    Thomas F. August
                                              President and Chief Executive
                                                         Officer

   Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 2 to the Registration Statement has been signed below on April 25, 2000 by the following persons in the capacities indicated.

             Signature                                  Title
             ---------                                  -----

                  *                  Chairman of the Board
____________________________________
        Michael V. Prentiss

      /s/ Thomas F. August           President, Chief Executive Officer and
____________________________________ Trustee (Principal Executive Officer)
         Thomas F. August

                 *                   Trustee
____________________________________
       Thomas J. Hynes, Jr.

                 *                   Trustee
____________________________________
         Barry J.C. Parker

                 *                   Trustee
____________________________________
       Leonard M. Riggs, Jr.

                 *                   Trustee
____________________________________
        Ronald G. Steinhart

                 *                   Trustee
____________________________________
        Lawrence A. Wilson

     /s/  Michael A. Ernst           Senior Vice President, Chief Financial
____________________________________ Officer and Treasurer (Principal Financial
         Michael A. Ernst            Officer)

                 *                   Executive Senior Vice President and Chief
____________________________________ Administration Officer
         Richard J. Bartel

     /s/  Thomas P. Simon            Senior Vice President (Chief Accounting
____________________________________ Officer)
          Thomas P. Simon

   /s/ Thomas F. August
*By:
  ---------------------------
  Thomas F. August
  Attorney-in-Fact

                                 EXHIBIT INDEX

 Exhibit
 Number                                 Exhibits
 -------                                --------
    3.1  --Form of Amended and Restated Declaration of Trust of the Company
          (filed as Exhibit 3.1 to the Company's Registration Statement on
          Amendment No. 1 of Form S-11, File No. 333-09863, and incorporated by reference herein).

    3.2  --Articles Supplementary to the Amended and Restated Declaration of
          Trust Classifying and Designating the Series A Preferred Shares
          (filed as Exhibit 3.1 to the Company's Current Report on Form 8-K filed January 15, 1998 and incorporated by reference herein).
    3.3  --Articles Supplementary, dated February 17, 1998, Classifying and
          Designating a Series of Preferred Shares of Beneficial Interest as
          Junior Participating Cumulative Convertible Redeemable Preferred
          Shares of Beneficial Interest, Series B, and Fixing Distribution and
          Other Preferences and Rights of Such Shares (filed as Exhibit 3 to the Company's Registration Statement on Form 8-A filed on February
          17, 1998, File No. 000-23813).
    3.4  --Articles Supplementary, dated June 25, 1998, Classifying and
          Designating a Series of Preferred Shares of Beneficial Interest as
          Series B Cumulative Redeemable Perpetual Preferred Shares of
          Beneficial Interest and Fixing Distribution and Other Preferences and
          Rights of Such Shares (filed as Exhibit 3.5 to the Company's Form 10-
          Q filed August 12, 1998 and incorporated by reference herein).
    3.5  --Bylaws of the Company (filed as Exhibit 3.2 to the Company's
          Registration Statement on Amendment No. 1 of Form S-11, File No. 333-
          09863, and incorporated by reference herein).
    3.6  --Articles Supplementary, dated September 17, 1999, Classifying and
          Designating a Series of Preferred Shares of Beneficial Interest of
          Series C Cumulative Redeemable Perpetual Preferred Shares of
          Beneficial Interest and Fixing Distribution and other Preferences and
          Rights of Such Shares (filed as Exhibit 3.6 to the Company's Form 10-
          Q filed November 11, 1999 and incorporated by reference herein).
    4.1  --Form of Common Share Certificate (filed as Exhibit 4.1 to the
          Company's Registration Statement on Amendment No. 1 of Form S-11,
          File No. 333-09863, and incorporated by reference herein).
    4.2 --Form of Series A Preferred Share Certificate (filed as Exhibit 4.2 to the Company's Registration Statement on Form S-3, File No. 333-
          65793, and incorporated by reference herein).
    4.3  --Rights Agreement, dated February 6, 1998, between the Company and
          First Chicago Trust Company of New York, as Rights Agent (filed as
          Exhibit 4.1 to the Company's Registration Statement on Form 8-A filed on February 17, 1998 and incorporated by reference herein).
    4.4  --Form of Rights Certificate (included as Exhibit A to the Rights
          Agreement).

    5    --Opinion of Akin, Gump, Strauss, Hauer & Feld, L.L.P.

   23.1  --Consent of Akin, Gump, Strauss, Hauer & Feld, L.L.P. (included in
          Exhibit 5).

  *23.2  --Consent of PricewaterhouseCoopers LLP.

   24    --Power of Attorney (included on the signature page of this registration statement filed on August 6, 1998, and incorporated by reference herein).

--------
*  Filed herewith.